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                                                                     EXHIBIT 2.4


                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

         AMENDMENT (this "Amendment"), dated as of April 2, 2000, to the Amended and Restated Rights Agreement, dated as of December 1, 1998, between Union Pacific Resources Group Inc., a Utah corporation (the "Company"), and Harris Trust and Savings Bank as Rights Agent (the "Rights Agent"). Capitalized terms used but not defined herein, unless the context otherwise requires, have the meanings ascribed to such terms in the Rights Agreement.

         WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement; and

         WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 26 thereof; and

         WHEREAS, it is proposed that the Company enter into an Agreement and Plan of Merger (as it may be amended or supplemented from time to time, the "Merger Agreement"), dated April 2, 2000, among Anadarko Petroleum Corporation ("Anadarko"), Dakota Merger Corp., a Utah corporation and wholly-owned subsidiary of Anadarko ("Subcorp"), and the Company, which provides for, among other things, the merger of Subcorp with and into the Company (the "Merger"); and

         WHEREAS, the Merger Agreement contemplates that, concurrently with and as a condition to the execution and delivery of the Merger Agreement, Anadarko and the Company will enter into the Stock Option Agreement dated April 2, 2000 (the "UPR Stock Option Agreement"); and

         WHEREAS, the Merger Agreement contemplates that the Company will amend the Rights Agreement so that Anadarko is exempt from the definition of "Acquiring Person" contained in the Rights Agreement and no "Stock Acquisition Date" or "Distribution Date" will occur as a result of the execution of the UPR Stock Option Agreement or the acquisition or transfer of Common Shares by the Company pursuant to the UPR Stock Option Agreement; and

         WHEREAS, the Board of Directors has determined that it is in the best interests of the Company and its shareholders to amend the Rights Agreement as contemplated by the Merger Agreement.

         NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:

         1. Section 1(a) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

                  "Notwithstanding anything in this Agreement to the contrary, neither Anadarko Petroleum Corporation, a Delaware corporation ("Anadarko"), nor any of its Affiliates or Associates, shall be deemed to be an Acquiring Person by virtue of the approval, execution, or delivery of the Stock Option Agreement dated April 2,


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                  2000, between the Company and Anadarko (the UPR Stock Option
                  Agreement"), or the acquisition of beneficial ownership of Common Shares pursuant to such agreement."

         2. Section 3(a) of the Rights Agreement is amended by adding the following sentence at the end thereof:

                  "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as the result of the execution of the UPR Stock Option Agreement or the acquisition or transfer of Common Shares by the Company pursuant to the UPR Stock Option Agreement."

         3. Section 29 of the Rights Agreement is amended to add the following sentence at the end thereof:

                  "Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies, or claims under this Agreement by virtue of the execution of the UPR Stock Option Agreement, or by virtue of any of the transactions contemplated by such agreement.

         4. This Amendment shall become effective as of the date of the Merger Agreement. If the Merger Agreement is terminated without the Effective Time (as defined in the Merger Agreement) having occurred, this Amendment shall be null and void and the Company shall promptly notify the Rights Agent in writing of such an occurrence.

         5. This Amendment shall be deemed to be a contract made under the laws of the State of Utah and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

         6. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         7. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved, and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all of the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

         8. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.


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         IN WITNESS WHEREOF, the parties hereto having caused this Amendment to be duly executed and attested, all as of the date and year first above written.

                             UNION PACIFIC RESOURCES GROUP INC.



                             By:
                                 -----------------------------------------------
                                 Name:    Kerry R. Brittain
                                 Title:   Vice President, General Counsel and
                                 Corporate Secretary



                             HARRIS TRUST AND SAVINGS BANK



                             By:
                                 -----------------------------------------------
                                      Name:
                                            ------------------------------------
                                      Title:
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